[PULASKI FINANCIAL CORP. LETTERHEAD]


PRESS RELEASE
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                         PULASKI BANK COMPLETES PURCHASE
                     OF KANSAS CITY, MISSOURI BRANCH OFFICE


ST. LOUIS, SEPT. 29--Pulaski Financial Corp. (Nasdaq: PULB), parent of Pulaski Bank, today announced it has completed the previously announced purchase of a bank branch office in Kansas City, Missouri, from First Federal Bank, F.S.B. The purchase includes assumption of approximately $30.8 million in deposits and the branch's fixed assets and premises at 8442 Wornall Road.

"This marks our launch of full-service banking operations in the Kansas City market, an outgrowth of the success we experienced with the lending office we established in the area last year," said William A. Donius, president and CEO of Pulaski. "We now provide a wider range of products and services to our growing customer base in this new market. We consider the Kansas City market to be very similar to our home base of St. Louis, where we have firmly established our understanding of the market and our ability to provide the products and customer service that consumers want. We are confident we can employ this same formula to capitalize on our latest opportunity in Kansas City."

Pulaski Financial Corp. expects to record a core deposit intangible of $600,000 and no goodwill as a result of the transaction.

Pulaski Financial Corp. serves customers throughout the St. Louis and Kansas City metropolitan area operating in its 81st year through its subsidiary,
Pulaski Bank and Pulaski Bank Home Lending in Kansas City. The Bank offers a full line of quality retail banking products through six full-service offices.
The   company's   website  can  be  accessed   at   www.pulaskibankstl.com
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STATEMENTS  IN  THIS  NEWS  RELEASE,   WHICH  ARE  NOT  HISTORICAL   FACTS,  ARE
FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.